Exhibit 21

Merchants Bancshares, Inc.

2010 10-K – Subsidiaries of Merchants

Merchants Bank

Merchants Trust Company*

MBVT Statutory Trust I

*Effective on September 30, 2009 Merchants Trust Company was merged into Merchants Bank.